As filed with the Securities and Exchange Commission on June 7, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

__________________________

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

(Exact name of registrant as specified in its charter)

Arkansas	71-0785261
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1401 Highway 62-65 North
Harrison, Arkansas 72601

(870) 741-7641

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

W. Dabbs Cavin

Chief Executive Officer

1401 Highway 62-65 North

Harrison, Arkansas 72601

(870) 741-7641

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Daniel L. Heard Kutak Rock LLP 124 West Capitol Avenue Suite 2000 Little Rock, Arkansas 72201 (501) 975-3000	Richard N. Massey Bear State Financial Holdings, LLC 900 S. Shackleford Suite 215 Little Rock, Arkansas 72211 (501) 320-4862

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	750,000	$9.70	$7,275,000	$993

(1)

In the event of a stock split, stock dividend or similar transaction involving the registrant’s common stock, in order to prevent dilution the number of shares registered shall automatically be increased by an indeterminate amount to cover additional shares in accordance with Rule 416 under the Securities Act of 1933.

(2)

Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low sales prices per share of the registrant’s common stock on June 4, 2013 as reported on the NASDAQ Global Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell any of these securities or accept any offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 7, 2013

PROSPECTUS

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
1401 Highway 62-65 North
Harrison, Arkansas 72601

(870) 741-7641

750,000 Shares of Common Stock

This prospectus relates to the potential resale of up 750,000 shares of common stock of First Federal Bancshares of Arkansas, Inc., par value $0.01 per share (the “Common Stock”), that the selling shareholder named in this prospectus may offer for sale from time to time. The registration of the shares of Common Stock does not necessarily mean that the selling shareholder will offer or sell all or any of these securities. We will not receive any of the proceeds from the sale of any shares of Common Stock by the selling shareholder, but we will incur expenses in connection with the registration of the securities.

The initial selling shareholder and its successors, including transferees, which we collectively refer to as the selling shareholder, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling shareholder will be responsible for underwriting discounts or commissions or agents’ commissions.

The Common Stock is listed on the Nasdaq Global Market under the trading symbol “FFBH.” On June 6, 2013, the last reported sale price of the Common Stock as reported on the NASDAQ Global Market was $9.70 per share. You are urged to obtain current quotations of the Common Stock.

The aggregate market value of our outstanding Common Stock held by non-affiliates is approximately $39,636,274, based on 19,897,603 total shares of outstanding Common Stock, of which 3,999,624 shares of outstanding Common Stock are held by non-affiliates, and a per-share price of $9.91 based on the closing sale price of the Common Stock on April 10, 2013 (the date with the highest closing price within the 60 days prior to the date of this prospectus).  During the period of 12 calendar months immediately prior to, and including, the date of this prospectus, we have sold securities pursuant to General Instruction I.B.6 of Form S-3 with an aggregate market value of $2,502,245.

________________

Investing in the securities involves a high degree of risk. You should consider carefully the risks in the section entitled “Risk Factors” beginning on page 2 of this prospectus and in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and in any quarterly report on Form 10-Q, as well as in any prospectus supplements relating to specific offerings.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities offered hereby are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or fund.

The date of this prospectus is _____, 2013

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process for the continuous offering and sale of securities pursuant to Rule 415 under the Securities Act. Under the shelf registration statement, the selling shareholder may, from time to time, sell the offered securities described in this prospectus in one or more offerings. We will not receive any proceeds from the resale by the selling shareholder of the offered securities described in this prospectus.

Additionally, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by the selling shareholder. We may also provide a prospectus supplement to add, update or change information contained in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should carefully read both this prospectus and each applicable prospectus supplement together with the additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the shelf registration statement. We have omitted parts of the shelf registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the shelf registration statement on Form S-3 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC rules and regulations require that an agreement or document be filed as an exhibit to the shelf registration statement, please see that agreement or document for a complete description of these matters.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. No offer to sell these securities is being made in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and, if applicable, any prospectus supplement or any document incorporated by reference in this prospectus or any prospectus supplement, is accurate as of any date other than the date on the front cover of this prospectus or on the front cover of the applicable prospectus supplement or documents or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, the terms “we,” “us,” “our,” and “the Company” refer to First Federal Bancshares of Arkansas, Inc., and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires. References to “the Bank” refer to First Federal Bank, unless otherwise stated or the context otherwise requires.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk.  Before making an investment decision, you should carefully read and consider the risk factors described below as well as the other information included or incorporated by reference in this prospectus.  Any of these risks, if they actually occur, could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects, as well as the market price and liquidity of our Common Stock.  Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect us.  In any such case, you could lose all or a portion of your original investment.

Future bank failures across the country could significantly increase Federal Deposit Insurance Corporation (“FDIC”) premiums.

Difficult economic conditions in recent years have resulted in higher bank failures and expectations of future bank failures. In the event of a bank failure, the FDIC takes control of a failed bank and ensures payment of deposits up to insured limits using the resources of the Deposit Insurance Fund (“DIF”). The FDIC is required by law to maintain adequate funding of the DIF, and the FDIC may increase premium assessments to maintain such funding. Recent bank failures have substantially depleted the insurance fund of the FDIC and reduced the fund's ratio of reserves to insured deposits.  If the FDIC elects to increase deposit insurance premiums and assessments, noninterest expense could increase significantly.

Future bank failures in local markets could cause increased and bulk sales of bank-owned properties, reducing the value of our real estate owned (“REO”), resulting in additional losses, costs and expenses that may negatively affect the Company’s operations.

Further bank failures in the Bank’s geographic regions could adversely impact the value of REO. Declines in the housing market, with decreasing home prices and increasing delinquencies and foreclosures, have negatively impacted the credit performance of real estate loans and resulted in significant write-downs of assets by many financial institutions in our markets.  Future bank failures in the areas in which the Bank operates would exacerbate these conditions. Such effects may be particularly pronounced in a market like Northwest Arkansas with reduced real estate values and excess inventory, which may make the disposition of REO properties more difficult, increase maintenance costs and expenses, and reduce the Company’s ultimate realization from any REO sales. At March 31, 2013 and December 31, 2012, the Company had $14.4 million and $16.7 million of REO, respectively. If the amount of REO in our market areas increases, the Company’s losses and the costs and expenses of maintaining the real estate would likely increase. Any additional increase in losses, and maintenance costs and expenses due to REO could have a material adverse impact on the Company’s business, results of operations and financial condition.

The current economic environment poses significant challenges for us and could continue to adversely affect the Company’s financial condition and results of operations.

The Company is operating in a challenging and uncertain economic environment, including generally uncertain national and local conditions.  Financial institutions continue to be affected by declines in the real estate market and constrained financial markets in recent years.  These declines, especially in the housing market, with falling home prices and increasing foreclosures and unemployment, resulted in significant write-downs of asset values by the Bank and other financial institutions.  Additional or recurring declines in real estate values, home sales volumes, and financial stress on borrowers as a result of the uncertain economic environment could have an adverse effect on the Bank’s borrowers or their customers, which could adversely affect the Company’s financial condition and results of operations.  A worsening of these conditions would likely exacerbate the adverse effects on the Company and others in the financial services industry.  For example, further deterioration in local economic conditions in the Company’s markets could drive losses beyond that which is provided for in its allowance for loan and lease losses or could require further write-downs of the Bank’s real estate owned.  The Company may also face the following risks in connection with these events:

●

Economic conditions in the Bank’s markets that negatively affect housing prices and the job market have resulted, and may continue to result, in deterioration in credit quality of the Bank’s loan portfolio, and such deterioration in credit quality has had, and could continue to have, a negative impact on the Company’s business and financial condition.

●	Market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates on loans and other credit facilities.

●

The processes the Company uses to estimate the allowance for loan and lease losses may no longer be reliable because they rely on complex judgments, including forecasts of economic conditions, which may no longer be capable of accurate estimation.

●

The Bank’s ability to assess the creditworthiness of its customers may be impaired if the processes and approaches it uses to select, manage, and underwrite its customers become less predictive of future charge-offs.

●

The Company has faced and expects to continue to face increased regulation of its industry, and compliance with such regulation has increased and may continue to increase its costs, limit its ability to pursue business opportunities, and increase compliance challenges.

As these conditions or similar ones continue to exist or worsen, the Company could experience continuing or increased adverse effects on its financial condition and results of operations.

The Bank has an elevated percentage of nonperforming loans and classified assets relative to total assets.  If the allowance for loan and lease losses is not sufficient to cover actual loan losses, results of operations will be adversely affected.

At March 31, 2013, nonperforming loans totaled $18.0 million, representing 5.15% of total loans and 3.29% of total assets. At March 31, 2013, real estate owned totaled $14.4 million or 2.64% of total assets. As a result, the Company’s total nonperforming assets amounted to $32.4 million or 5.93% of total assets at March 31, 2013. Further, assets classified by management as substandard, including nonperforming loans and real estate owned, totaled $47.6 million, representing 8.70% of total assets.  At March 31, 2013, the allowance for loan and lease losses was $15.6 million, representing 86.69% of nonperforming loans.  In the event loan customers do not repay their loans according to their terms and the collateral securing the payment of these loans is insufficient to pay any remaining loan balance, significant loan losses could result, which could have a material adverse effect on the Company’s financial condition and results of operations.

Management maintains an allowance for loan and lease losses based upon, among other things:

●	historical experience;

●	repayment capacity of borrowers;

●	an evaluation of local, regional and national economic conditions;

●	regular reviews of delinquencies and loan portfolio quality;

●	collateral evaluations;

●	current trends regarding the volume and severity of problem loans;

●	the existence and effect of concentrations of credit; and

●	results of regulatory examinations.

Based on these factors, management makes various assumptions and judgments about the ultimate collectability of the respective loan portfolios.  The determination of the appropriate level of the allowance for loan and lease losses inherently involves a high degree of subjectivity and management must make significant estimates of current credit risks and future trends, all of which may undergo material changes. In addition, the Board of Directors and the Office of the Comptroller of the Currency (“OCC”) periodically review the allowance for loan and lease losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs. The OCC’s judgments may differ from management.  While management believes that the allowance for loan and lease losses is adequate to cover current losses, management may determine that an increase in the allowance for loan is needed and lease losses or regulators may require an increase in the allowance. Either of these occurrences could materially and adversely affect the Company’s financial condition and results of operations.

A portion of the loan portfolio is related to commercial real estate, construction, commercial business and consumer lending activities and certain loans are secured by vacant or unimproved land. Uncertainties related to these lending activities may negatively impact these loans and could adversely impact results of operations.

As of March 31, 2013, approximately 45% of loans were related to commercial real estate and construction projects. Commercial real estate and construction lending generally is considered to involve a higher degree of risk than single family residential lending due to a variety of factors, including generally larger loan balances, the dependency on successful completion or operation of the project for repayment, the difficulties in estimating construction costs and loan terms which often do not require full amortization of the loan over its term and, instead, provide for a balloon payment at stated maturity.  The loan portfolio also includes commercial business loans to small- and medium-sized businesses, which generally are secured by various equipment, machinery and other corporate assets, and a variety of consumer loans, including automobile loans, deposit account secured loans and unsecured loans.  Although commercial business loans and consumer loans generally have shorter terms and higher interest rates than mortgage loans, they generally involve more risk than mortgage loans because of the nature of, or in certain cases the absence of, the collateral which secures such loans.  In addition, a portion of the loan portfolio is secured by vacant or unimproved land.  Loans secured by vacant or unimproved land are generally more risky than loans secured by improved one- to four-family residential property.  Since vacant or unimproved land is generally held by the borrower for investment purposes or future use, payments on loans secured by vacant or unimproved land will typically rank lower in priority to the borrower than a loan the borrower may have on their primary residence or business.  These loans are susceptible to adverse conditions in the real estate market and local economy.  Uncertainties related to these lending activities could result in higher delinquencies and greater charge-offs in future periods, which could adversely affect our financial condition or results of operations.

The Company and the Bank operate in a heavily regulated environment, and that regulation could limit or restrict our activities and adversely affect the Company’s financial condition.

The financial services industry is highly regulated and subject to examination, supervision, and comprehensive regulation by various federal and state agencies, including the OCC, the Federal Reserve Bank (“FRB”) and the FDIC.  Compliance with these regulations is costly and may restrict some of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates and locations of offices.  The regulators’ interpretation and application of relevant regulations are beyond our control and may change rapidly and unpredictably.  Banking regulations are primarily intended to protect depositors.  These regulations may not always be in the best interest of investors.

In light of current conditions in the global financial markets and the global economy, regulators have increased their focus on the regulation of the financial services industry. Over the past several years, the U.S. financial regulators responding to directives of the Obama Administration and Congress have intervened on an unprecedented scale. New legislative proposals continue to be introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry and impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices, including with respect to compensation, interest rates and the effect of bankruptcy proceedings on consumer real property mortgages. Further, federal and state regulatory agencies may adopt changes to their regulations and/or change the manner in which existing regulations are applied. Management cannot predict the substance or effect of pending or future legislation or regulation or the application of laws and regulation to the Company or the Bank. Compliance with current and potential regulation and scrutiny may significantly increase costs, impede the efficiency of internal business processes, require us to increase regulatory capital and limit our ability to pursue business opportunities in an efficient manner by requiring us to expend significant time, effort and resources to ensure compliance. Additionally, evolving regulations concerning executive compensation may impose limitations that affect our ability to compete successfully for executive and management talent.

In addition, given the current economic and financial environment, our regulators may elect to alter standards or the interpretation of the standards used to measure regulatory compliance or to determine the adequacy of liquidity, certain risk management or other operational practices for financial services companies in a manner that impacts our ability to implement our strategy and could affect us in substantial and unpredictable ways and could have an adverse effect on our business, financial condition and results of operations. Furthermore, the regulatory agencies have discretion in their interpretation of the regulations and laws and their interpretation of the quality of our loan portfolio, securities portfolio and other assets. If any regulatory agency’s assessment of our asset quality differs from ours, additional charges may be required that would have the effect of materially reducing our earnings, capital ratios and stock price.

The U.S. Congress passed the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) on July 21, 2010, which includes sweeping changes in the banking regulatory environment.  The Dodd-Frank Act changed our primary regulator and may, among other things, restrict or increase the regulation of certain business activities and increase the cost of doing business. While many of the provisions in the Dodd-Frank Act are aimed at larger financial institutions, and some will affect only institutions with different charters or institutions that engage in different activities, it will likely increase the Company and the Bank’s regulatory compliance burden and may have other adverse effects, including increasing the costs associated with regulatory examinations and compliance measures. The Company and the Bank are closely monitoring all relevant sections of the Dodd-Frank Act to ensure continued compliance with laws and regulations. While the ultimate effects of the Dodd-Frank Act on the Company and the Bank is still undetermined, the law is likely to result in increased compliance costs, higher fees paid to regulators, and possible operational restrictions.

Further, the U.S. Congress and state legislatures and federal and state regulatory authorities continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including interpretation and implementation of statutes, regulation or policies, including the Dodd-Frank Act, could affect the Company or the Bank in substantial and unpredictable ways, including limiting the types of financial services and products offered or increasing the ability of non-banks to offer competing financial services and products. While management cannot predict the regulatory changes that may be borne out of the current economic crisis, and cannot predict whether the Company or the Bank will become subject to increased regulatory scrutiny by any of these regulatory agencies, any regulatory changes or scrutiny could increase or decrease the cost of doing business, limit or expand permissible activities, or affect the competitive balance among banks, credit unions, savings and loan associations and other institutions. Management cannot predict whether additional legislation will be enacted and, if enacted, the effect that it, or any regulations, would have on the business, financial condition or results of operations of the Company and the Bank.

The Company and the Bank could be materially and adversely affected if any of our officers or directors fails to comply with bank and other laws and regulations.

The Company and the Bank are subject to extensive regulation by U.S. federal and state regulatory agencies and face risks associated with investigations and proceedings by regulatory agencies, including those that we may believe to be immaterial. Like any corporation, we are also subject to risk arising from potential employee misconduct, including non-compliance with policies. Any interventions by authorities may result in adverse judgments, settlements, fines, penalties, injunctions, suspension or expulsion of our officers or directors from the banking industry or other relief. In addition to the monetary consequences, these measures could, for example, impact our ability to engage in, or impose limitations on, certain businesses. The number of these investigations and proceedings, as well as the amount of penalties and fines sought, has increased substantially in recent years with regard to many firms in the industry. Significant regulatory action against the Company or the Bank or its officers or directors could materially and adversely affect the Company and the Bank’s business, financial condition or results of operations or cause significant reputational harm.

Changes in interest rates could have a material adverse effect on the Bank’s operations.

The operations of financial institutions such as the Bank are dependent to a large extent on net interest income, which is the difference between the interest income earned on interest earning assets such as loans and investment securities and the interest expense paid on interest bearing liabilities such as deposits and borrowings.  Changes in the general level of interest rates can affect net interest income by affecting the difference between the weighted average yield earned on interest earning assets and the weighted average rate paid on interest bearing liabilities, or interest rate spread, and the average life of interest earning assets and interest bearing liabilities.  Changes in interest rates also can affect our ability to originate loans; the value of our interest earning assets; our ability to obtain and retain deposits in competition with other available investment alternatives; and the ability of borrowers to repay adjustable or variable rate loans.  Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control.  In particular, the Company had $51.3 million of investment securities at March 31, 2013, all of which were classified as available for sale.  At March 31, 2013, the investment securities portfolio had a net unrealized gain of $688,000.  A significant and prolonged increase in interest rates will have a material adverse effect on the fair value of the investment securities portfolio and, accordingly, stockholders’ equity.  Results of operations may be adversely affected during any period of changes in interest rates due to a number of factors which can have a material adverse impact on the Bank’s interest rate risk position.  Such factors include among other items, call features and interest rate caps and floors on various assets and liabilities, prepayments, the current interest rates on assets and liabilities to be repriced in each period, and the relative changes in interest rates on different types of assets and liabilities.

The Bank may incur increased employee benefit costs which could have a material adverse effect on its financial condition and results of operations.

The Bank is a participant in the multiemployer Pentegra DB Plan (the “Pentegra DB Plan”).  Since the Pentegra DB Plan is a multiemployer plan, contributions of participating employers are commingled and invested on a pooled basis without allocation to specific employers or employees. Assets contributed to a multiemployer plan by one employer may be used to provide benefits to employees of other participating employers. In addition, if a participating employer stops contributing to the plan, the unfunded obligations of the multiemployer plan may be borne by the remaining participating employers.

On April 30, 2010, the Board of Directors of the Bank elected to freeze the Pentegra DB Plan effective July 1, 2010, eliminating all future benefit accruals for participants in the Pentegra DB Plan and closing the Pentegra DB Plan to new participants as of that date. The Pentegra DB Plan is noncontributory and prior to July 1, 2010 covered substantially all employees. Since July 1, 2010, the Bank has continued to incur costs consisting of administration and Pension Benefit Guaranty Corporation insurance expenses as well as amortization charges based on the funding level of the Pentegra DB Plan.  The level of amortization charges is determined by the Pentegra DB Plan's funding shortfall, which is determined by comparing the Pentegra DB Plan’s liabilities to the Pentegra DB Plan’s assets.  Net pension expense was approximately $566,000 and $630,000 for the years ended December 31, 2012 and 2011, respectively, and contributions to the Pentegra DB Plan totaled $991,000 and $139,000 for the years ended December 31, 2012 and 2011, respectively. Future pension funding requirements, and the timing of funding payments, are also subject to changes in legislation. Based on factors that influence the levels of plan assets and liabilities, such as the level of interest rates and the performance of plan assets, it is reasonably possible that events could occur that would materially change the estimated amount of the Bank’s required contribution in the near term. Additionally, if the Bank were to terminate its participation in the Pentegra DB Plan, the Bank could incur a significant withdrawal liability. Any of these events could have a material adverse effect on our financial condition and results of operations.

The Company and the Bank face strong competition that may adversely affect profitability.

The Company and the Bank are subject to vigorous competition in all aspects and areas of our business from banks and other financial institutions, including commercial banks, savings and loan associations, savings banks, finance companies, credit unions and other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies and insurance companies, and with non-financial institutions, including retail stores that maintain their own credit programs and governmental agencies that make available low cost or guaranteed loans to certain borrowers.  Many of our competitors are larger financial institutions with substantially greater resources, lending limits, and larger branch systems. These competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services.  Competition from both bank and non-bank organizations will continue. Our inability to compete successfully could adversely affect profitability, which, in turn, could have a material adverse effect on our financial condition and results of operations.

An inability to make technological advances may reduce the Company and the Bank’s ability to successfully compete.

The banking industry is experiencing rapid changes in technology.  In addition to improving customer services, effective use of technology increases efficiency and enables financial institutions to reduce costs.  As a result, the Company and the Bank’s future success will depend in part on the ability to address customers’ needs by using technology.  The Company and the Bank may be unable to effectively develop new technology-driven products and services and may be unsuccessful in marketing these products to our customers.  Many competitors have greater resources to invest in technology. Any failure to keep pace with technological change affecting the financial services industry could have a material adverse impact on the Company and the Bank’s business, financial condition and results of operations.

The Company and the Bank are subject to security and operational risks relating to technology that could damage our reputation and our business.

Security breaches in internet banking activities could expose the Company and the Bank to possible liability and reputational damage.  Any security compromise could also deter customers from using internet banking services that involve the transmission of confidential information.  The Company and the Bank rely on standard internet security systems to provide the security and authentication necessary to effect secure transmission of data.  These precautions and security measures may not protect systems from compromises or breaches that could result in reputational damage.  Additionally, the Company and the Bank outsource data processing to a third party.  If the third party provider encounters difficulties or if the Company and the Bank have difficulty in communicating with such third party, it could significantly affect our ability to adequately process and account for customer transactions, which could significantly affect our business operations.  The Bank has never incurred a material security breach nor encountered any significant down time with our outsourced partners. The occurrence of any failures, interruptions or security breaches of our systems could damage our reputation, result in loss of customer business, subject us to additional regulatory scrutiny or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

The trading volume of the Company’s Common Stock is lower than that of other financial services companies and the market price of our Common Stock may fluctuate significantly, which can make it difficult to sell shares of the Company’s Common Stock at times, volumes and prices attractive to our shareholders.

The Company’s Common Stock is listed on the NASDAQ Global Market under the symbol “FFBH.” The average daily trading volume for shares of our Common Stock is lower than larger financial institutions.  Because the trading volume of our Common Stock is lower, and thus has substantially less liquidity than the average trading market for many other publicly traded companies, sales of our Common Stock may place significant downward pressure on the market price of our Common Stock.  In addition, market value of thinly traded stocks can be more volatile than stocks trading in an active public market.

The market price of our Common Stock has been volatile in the past and may fluctuate significantly as a result of a variety of factors, many of which are beyond our control.  These factors include, in addition to those described elsewhere in this registration statement:

●	actual or anticipated quarterly or annual fluctuations in our operating results, cash flows and financial condition;

●	changes in earnings estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other financial institutions;

●	speculation in the press or investment community generally or relating to our reputation or the financial services industry;

●	strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;

●	fluctuations in the stock price and operating results of our competitors;

●	future issuances or re-sales of our equity or equity-related securities, or the perception that they may occur;

●	proposed or adopted regulatory changes or developments;

●	anticipated or pending investigations, proceedings, or litigation or accounting matters that involve or affect us;

●	domestic and international economic factors unrelated to our performance; and

●	general market conditions and, in particular, developments related to market conditions for the financial services industry.

In addition, in recent years, the stock markets in general have experienced extreme price and volume fluctuations, and market prices for the stock of many companies, including those in the financial services sector, have experienced wide price fluctuations that have not necessarily been related to operating performance.  This is due, in part, to investors’ shifting perceptions of the effect of changes and potential changes in the economy on various industry sectors.  This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their performance or prospects.  These broad market fluctuations may adversely affect the market price of our Common Stock, notwithstanding our actual or anticipated operating results, cash flows and financial condition.  The Company expects that the market price of our Common Stock will continue to fluctuate due to many factors, including prevailing interest rates, other economic conditions, our operating performance and investor perceptions of the outlook for the Company and the Bank specifically and the banking industry in general.

As a result of the lower trading volume of the Company’s Common Stock and its susceptibility to market price volatility, shareholders may not be able to resell their shares at times, volumes or prices they find attractive.

Bear State Financial Holdings, LLC holds a controlling interest in the Company’s Common Stock and may have interests that differ from the interests of other shareholders.

Bear State owns approximately 80% of our Common Stock, assuming exercise of the Investor Warrant. As a result, Bear State is able to control the election of directors, to determine corporate and management policies and determine the outcome of any corporate transaction or other matter submitted to Company shareholders for approval. Such transactions may include mergers and acquisitions, sales of all or some of the Company’s assets or purchases of assets, and other significant corporate transactions. Bear State also has sufficient voting power to amend our organizational documents.

The interests of Bear State may differ from those of the Company’s other shareholders, and it may take actions that advance its interests to the detriment of other shareholders. Additionally, Bear State is in the business of making investments in or acquiring financial institutions and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with the Company. Bear State may also pursue, for its own account, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to the Company.

This concentration of ownership could also have the effect of delaying, deferring or preventing a change in control or impeding a merger or consolidation, takeover or other business combination that could be favorable to the other holders of the Company’s Common Stock, and the market price of the Company’s Common Stock may be adversely affected by the absence or reduction of a takeover premium in the trading price.

As a controlled company, the Company is exempt from certain NASDAQ corporate governance requirements, and holders of its Common Stock may not have all the protections that these rules are intended to provide.

The Company’s Common Stock is currently listed on the NASDAQ Global Market. NASDAQ generally requires a majority of directors to be independent and requires independent director oversight over the nominating and executive compensation functions. However, under NASDAQ’s rules, if an individual or another entity owns more than 50% of the voting power for the election of directors of a listed company, that company is considered a “controlled company” and is exempt from rules relating to independence of the board of directors and the compensation and nominating committees. The Company is a controlled company because Bear State owns more than 50% of the voting power for the election of directors. Accordingly, the Company is exempt from certain corporate governance requirements, and holders of the Company’s Common Stock may not have all the protections that these rules are intended to provide.

We are prohibited from paying dividends or repurchasing Common Stock and may not be able to resume such activities even if permitted by our regulators.

Under the Cease and Desist Order (the “Order”) issued by the Office of Thrift Supervision (“OTS”) on April 12, 2010 and effective on April 14, 2010, the Company may not pay dividends on its Common Stock or repurchase shares of its Common Stock without the prior written non-objection of the FRB.  The Company cannot determine at this time if or when the Company would be able to pay dividends or repurchase shares of its Common Stock even if allowed to do so by regulators.  Any future payment of any dividends and any repurchases of Common Stock will be dependent upon, among other things, our regulatory capital requirements, the Company’s financial condition, liquidity, results of operations, and cash flow, tax considerations, statutory, regulatory and contractual prohibition and other limitations, and general economic conditions.

The offering may cause the market price of our Common Stock to decrease.

The selling shareholder’s offering of its shares of Common Stock pursuant to this prospectus may cause the price of our Common Stock to decrease.  Downward pressure on market price can be caused by multiple factors, including, but not limited to, sales of Common Stock in the open market at declining prices or the sale of a large number of shares into the market at one time.  Additionally, anticipated future sales of our Common Stock can create an “overhang effect,” which can fuel negative investor perception, and depress the market price of our Common Stock.  If the decrease in market price causes holders of our Common Stock to sell some or all of their shares, the resulting sales could further depress the market price of our Common Stock.

The future price of our Common Stock may be less than the price at which you bought it in the offering, and you may not be able to sell your shares at a price equal to or greater than such price or at all.

If you purchase shares of Common Stock in the offering, you may not be able to sell them later at or above the price per share you paid to purchase them.  The actual market price of our Common Stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend such forward-looking statements to be covered by the safe harbor for forward-looking statements in these provisions. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business prospects, strategic alternatives, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, acquisition and divestiture opportunities, plans and objectives of management for future operations, and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as “will likely continue,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “seeks,” “should,” “will,” and variations of these words and similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the regulatory environment, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following:

●

inability to maintain the higher minimum capital ratios that the Company is required to maintain pursuant to the Order. The requirements of the Order are now administered by the FRB, as successor to the OTS;

●	the effect of other requirements of the Order and any further regulatory actions;

●	management’s ability to effectively execute our business strategy;

●

costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries, and the results of regulatory examinations or reviews;

●	changes in capital classification;

●	the impact of current economic conditions and our results of operations on our ability to borrow additional funds to meet our liquidity needs;

●	local, regional, national and international economic conditions and events and the impact they may have on us and our customers;

●	changes in the economy affecting real estate values;

●	inability to attract and retain deposits;

●	changes in the level of non-performing assets and charge-offs;

●	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

●	changes in the financial performance and/or condition of the Bank’s borrowers;

●	effect of additional provision for loan and real estate owned losses;

●	long-term negative trends in our market capitalization;

●	continued listing of the Common Stock on the NASDAQ Global Market;

●	the availability and terms of capital;

●	effects of any changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board;

●	inflation, interest rates, cost of funds, securities market and monetary fluctuations;

●	political instability in the areas in which we operate;

●	acts of war or terrorism, natural disasters such as earthquakes, tornadoes or fires, or the effects of pandemic flu;

●	the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;

●	our ability to timely complete the sale of our Berryville branch office;

●	changes in consumer spending, borrowings and savings habits;

●	technological changes;

●	changes in our organization, management, compensation and benefit plans;

●	competitive pressures from other financial institutions;

●	inability to maintain or increase market share and control expenses;

●	impact of reputational risk on such matters as business generation and retention, funding and liquidity;

●	continued volatility in the credit and equity markets and its effect on the general economy;

●

changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies, and specifically including rules jointly proposed (and recently indefinitely delayed) by the U.S. federal bank regulatory agencies to implement Basel III capital requirements;

●

effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

●	other factors described from time to time in our filings with the SEC; and

●	our success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date they are made, and we do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, whether as a result of new information, future developments or otherwise, except as may be required by law. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus and the documents incorporated by reference might not occur, and you should not put undue reliance on any forward-looking statements.

ABOUT FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

First Federal Bancshares of Arkansas, Inc.  First Federal Bancshares of Arkansas, Inc. is an Arkansas corporation originally organized in Texas in January 1996 by First Federal Bank for the purpose of becoming a unitary holding company of the Bank.  The Company reincorporated from the State of Texas to the State of Arkansas on July 20, 2011. The significant asset of the Company is the capital stock of the Bank.  The business and management of the Company consists of the business and management of the Bank.  The Company does not presently own or lease any property, but instead uses the premises, equipment and furniture of the Bank.  At the present time, the Company does not employ any persons other than officers of the Bank, and the Company utilizes the support staff of the Bank from time to time.  Additional employees will be hired as appropriate to the extent the Company expands or changes its business in the future.  At March 31, 2013, the Company had $547.5 million in total assets, $475.7 million in total liabilities and $71.7 million in stockholders' equity.

The Company’s primary regulator is the FRB, as successor to the OTS.

The Company's principal executive office is located at the home office of the Bank at 1401 Highway 62-65 North, Harrison, Arkansas 72601, and its telephone number is (870) 741-7641. The Bank also has an executive office in Little Rock, Arkansas.

First Federal Bank.  The Bank is a federally chartered stock savings and loan association formed in 1934.  As of March 31, 2013, the Bank conducted business from its main office, a loan production office, thirteen full-service branch offices and one limited service office located in a six county area in Arkansas comprised of Benton and Washington counties in Northwest Arkansas and Carroll, Boone, Marion and Baxter counties in North central Arkansas. In April 2013, the Bank announced the sale of its Berryville (Carroll County) branch with such sale expected to close in late June 2013. The Bank’s deposits are insured by the DIF, which is administered by the FDIC, to the maximum extent permitted by law.

The Bank is a community-oriented financial institution offering a wide range of retail and business deposit accounts, including noninterest bearing and interest bearing checking accounts, savings and money market accounts, certificates of deposit, and individual retirement accounts. Loan products offered by the Bank include residential real estate, consumer, construction, lines of credit, commercial real estate and commercial business loans. Other financial services include automated teller machines; 24-hour telephone banking; online banking, including account access, bill payment, and e-statements; mobile banking; Bounce ProtectionTM overdraft service; debit cards; and safe deposit boxes.

The Bank is regulated by the OCC, which is the Bank's chartering authority and primary regulator, as successor to the OTS. The Bank is also regulated by the FDIC, the administrator of the DIF, and is subject to certain reserve requirements established by the Board of Governors of the FRB. The Bank is a member of the Federal Home Loan Bank of Dallas.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the selling shareholder.

SELLING SHAREHOLDER

On January 27, 2011, the Company and the Bank entered into an Investment Agreement (the “Investment Agreement”) with Bear State Financial Holdings, LLC, an Arkansas limited liability company (the “Selling Shareholder”). The Investment Agreement was subsequently amended on April 20, 2011.

The Investment Agreement, as amended, set forth the terms and conditions of the Company’s recapitalization plan (the “Recapitalization Plan”), which is more fully described in the Company’s filings with the SEC. As part of the Recapitalization Plan, the Selling Shareholder purchased from the Company (i) 15,425,262 shares of Common Stock at $3.00 per share and (ii) a warrant (the “Investor Warrant”) to purchase 2 million shares of Common Stock at an exercise price of $3.00 per share, for aggregate consideration of approximately $46.3 million, consisting of (x) $40.3 million in cash, and (y) the surrender to the Company of 16,500 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, including any accrued but unpaid dividends thereon, and a related warrant dated March 6, 2009 to purchase 321,847 shares of Common Stock at an exercise price of $7.69 per share, that the Selling Shareholder had purchased from the United States Department of the Treasury for $6 million. In 2011, the Selling Shareholder assigned a portion of the Investor Warrant to certain members of the Selling Shareholder. On March 14, 2013, the Selling Shareholder exercised a portion of the Investor Warrant. As of the date of this prospectus, the Selling Shareholder’s remaining balance under the Investor Warrant is 1,095,000 shares of Common Stock.

In the Investment Agreement, we agreed to grant the Selling Shareholder certain demand registration rights. Pursuant to such rights, on September 28, 2012, we filed a registration statement on Form S-3 (333-184174), registering the resale of 500,000 shares of the Company’s Common Stock by the Selling Shareholder. The Selling Shareholder sold 259,300 of the 500,000 shares registered under the prior registration statement. At the demand of the Selling Shareholder and pursuant to the terms of the Investment Agreement, we are now registering for potential resale up to an aggregate of 750,000 additional shares of the Company’s Common Stock by the Selling Shareholder. In accordance with applicable SEC rules and regulations, the Selling Shareholder may be deemed to be an underwriter with respect to the shares of Common Stock that may be offered and sold hereunder from time to time.

As of the date of this prospectus, the Selling Shareholder owns approximately 80.3% of the Company’s Common Stock, assuming full exercise of the remaining balance of the Investor Warrant. As a result of its controlling interest in the Company, the Selling Shareholder is able to determine the Company’s corporate and management policies and determine the outcome of any corporate transaction or other matter submitted to shareholders for approval. Mr. Richard N. Massey, Chairman of the Company’s Board of Directors, is also the managing member of the Selling Shareholder, which provides him with the sole power to vote and dispose of the shares of the Company held by the Selling Shareholder. Additionally, Messrs. Scott T. Ford, director of the Company, W. Dabbs Cavin, our Chief Executive Officer and a director of the Company, and Christopher M. Wewers, our President and Chief Operating Officer and a director of the Company, are also members of the Selling Shareholder. As such, each has an indirect interest in the Selling Shareholder’s investment in the Company to the extent of their individual pecuniary interests in the Selling Shareholder.

The table below sets forth information, as of June 6, 2013, regarding the number of shares of the Company’s Common Stock beneficially owned by the Selling Shareholder, the number of shares remaining under the prior registration statement, the number of shares being registered pursuant to this registration statement, and the number of shares the Selling Shareholder will beneficially own after completion of the sale of the shares pursuant to this prospectus and any prospectus supplement, assuming that all shares being registered under this registration statement are sold and assuming that all shares remaining under the prior registration statement are sold. In accordance with the rules of the SEC, the Selling Shareholder’s beneficial ownership reported below includes (i) all shares over which the Selling Shareholder has or shares voting or investment power and (ii) all shares the Selling Shareholder has the right to acquire pursuant to the Investor Warrant.

The percentages of beneficial ownership are based on the 19,897,603 shares of Common Stock issued and outstanding as of May 1, 2013, and 1,095,000 shares of Common Stock issuable to the Selling Shareholder upon exercise of the remaining balance of the Investor Warrant.

	Shares of Common Stock Beneficially Owned as of June 6, 2013		Number of Shares of Common Stock Remaining under Prior Registration Statement	Number of Shares of Common Stock Being Registered Hereby	Shares of Common Stock Beneficially Owned after Resale
Selling Shareholder	Number	Percentage			Number	Percentage
Bear State Financial Holdings, LLC	16,855,962	80.3%	240,700	750,000	15,865,262	75.6%

PLAN OF DISTRIBUTION

General

We are registering for potential resale up to an aggregate of 750,000 shares of the Company’s Common Stock (the “Registered Shares”) acquired by the Selling Shareholder pursuant to the terms of the Investment Agreement. The Selling Shareholder may, from time to time after the date of this prospectus, sell the Registered Shares directly or through one or more underwriters, broker-dealers or agents. If the Registered Shares are sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions. The Selling Shareholder may sell the Registered Shares on The NASDAQ Global Market, in the over-the-counter market or in privately negotiated transactions. The Registered Shares may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. The Selling Shareholder will act independently of us in making decisions regarding the timing, manner and size of each sale.

The Selling Shareholder may sell its shares of Common Stock by one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Registered Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the Selling Shareholder to sell a specified number of the Registered Shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions on the Registered Shares, whether such options are listed on an options exchange or otherwise;

•	private sales or privately negotiated transactions;

•	a combination of any of these methods of sale or any other legally available means, whether or not described in this prospectus; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Shareholder may pledge or grant a security interest in some or all of its shares of Common Stock and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus. The Selling Shareholder may transfer and donate shares of Common Stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be Selling Shareholders for the purposes of this prospectus.

Underwriters, Agents and Broker-Dealers

Broker-dealers engaged by the Selling Shareholder may arrange for other broker-dealers to participate in sales. If the Selling Shareholder effects such transactions by selling Registered Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholder or commissions from purchasers of the Registered Shares for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440, or any successor rule as may be promulgated by the Financial Industry Regulatory Authority, or FINRA; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440, or any successor rule or interpretation as may be promulgated by FINRA.

In connection with its sales of shares of Common Stock or otherwise, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions only to the extent permitted by the Securities Act and any applicable securities laws of any state of the United States. The Selling Shareholder may enter into option or other transactions with broker-dealers or other financial institutions that may require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholder and any broker-dealer or agents participating in the distribution of the Registered Shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales.  In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholder will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The Selling Shareholder is not a registered broker-dealer and currently does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Registered Shares. Upon our being notified in writing by the Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of the Registered Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which the Registered Shares are to be sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) will not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the Registered Shares may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the Registered Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Sales of Common Stock Outside of this Prospectus

The Selling Shareholder may decide not to sell all or a portion of the Registered Shares offered by it pursuant to this prospectus. In addition, the Selling Shareholder may convey, devise or otherwise transfer the Registered Shares or other shares of Common Stock owned by the Selling Shareholder by other means not described in this prospectus. Any Registered Shares covered by this prospectus, as well as the Selling Shareholder’s other shares of Common Stock, that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144, Rule 144A or Regulation S rather than pursuant to this prospectus.

Proceeds

We will not receive any proceeds from sales of any shares of Common Stock by the Selling Shareholder.

Market-Making, Stabilization and Other Transactions

The Selling Shareholder and any other persons participating in the distribution of the Common Stock will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of Common Stock by the Selling Shareholder and any such other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Registered Shares to engage in market-making activities with respect to the Common Stock. All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

Costs and Expenses

The Company is required to pay all expenses incurred in effecting the registration of the Registered Shares pursuant to the Investment Agreement, including, but not limited to, SEC filing and other registration and listing fees, expenses of compliance with state securities or “blue sky” laws, printing expenses, and the reasonable fees and disbursements of counsel of the Selling Shareholders (not to exceed $100,000). The Selling Shareholder is responsible for all costs and expenses incurred by it in connection with the sales of the Registered Shares, including any underwriting, brokerage or transaction fees, discounts or omissions.  The Company will indemnify the Selling Shareholder against certain liabilities, including some liabilities under the Securities Act, in accordance with the Investment Agreement; provided, however, that the Selling Shareholder is not entitled to indemnification if such liability is based solely upon an untrue statement in, or material omission from, the registration statement of which this prospectus is a part if such untrue statement or material omission arises from information furnished by the Selling Shareholder to the Company specifically for use in this prospectus or if the Selling Shareholder offers or sells shares of Common Stock by means of a free writing prospectus not authorized by the Company.

DESCRIPTION OF COMMON STOCK

General

Our authorized capital stock consists of (i) 30,000,000 shares of Common Stock, $0.01 par value per share, and (ii) 5,000,000 shares of preferred stock, no par value per share.

As of May 1, 2013 we had issued and outstanding (i) approximately 19,897,603 shares of Common Stock, and (ii) no shares of preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Registrar and Transfer Company.

Common Stock

The following is a brief description of our Common Stock. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our articles of incorporation and bylaws, copies of which have been filed with the SEC and are also available upon request from us.

Our Common Stock is listed on the NASDAQ Global Market.

Each holder of the Common Stock of the Company will be entitled to one vote for each share held on all matters with respect to which the holders of such Common Stock are entitled to vote. A majority of the votes entitled to be cast on a matter by the shareholders of the Company represented in person or by proxy shall constitute a quorum for purposes of such matter at any meeting of shareholders. With respect to any matter other than certain elections of directors, a majority of the votes cast at a meeting, whether in person or represented by proxy, at which a quorum is present shall decide every question or matter submitted to the shareholders at such meeting. In an uncontested election of directors, directors will be elected by a majority of the votes cast, whether in person or represented by proxy. In a contested election of directors, the directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting of shareholders and entitled to vote in the election of directors. Any or all of the directors of the Company may be removed from office at any time, with or without cause by the affirmative vote of the holders of at least a majority of the voting power of the Company’s then outstanding capital stock entitled to vote generally in the election of directors. Special meetings of shareholders may be called by the holders of not less than 10 percent of all votes entitled to be cast on any issue proposed to be considered at such special meeting.

Holders of the Common Stock of the Company will not be entitled to cumulative voting in the election of directors. Such Common Stock has no conversion rights and is not subject to redemption. In the event of the liquidation, dissolution or winding up or after payment of all creditors of the Company, the holders of the Common Stock (subject to the prior rights of the holders of outstanding preferred stock, if any) will be entitled to receive pro rata any assets distributable to holders of Common Stock based on the number of shares held by them.

Holders of shares of Common Stock of the Company have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series.

The Company is subject to the Order issued on April 12, 2010 by the OTS. Effective July 21, 2011, pursuant to Section 312 of the Dodd-Frank Act the regulatory functions and rulemaking authority of the OTS with regard to savings and loan holding companies (including the Company) were transferred to the FRB. Beginning on July 21, 2011, the Company became subject to the regulation of the FRB, which is vested with authority to enforce the Order. Pursuant to the Order, our Board of Directors may not declare or pay any dividends or capital distributions on the Common Stock of the Company or repurchase such shares without the prior written non-objection of the FRB. Even if authorized by the FRB, we have no current plans to commence cash dividend payments on the Common Stock. Any future payment of any dividends on both the Common Stock and any preferred stock, will be dependent upon, among other things, our regulatory capital requirements, our financial condition, liquidity, results of operations, and cash flow, tax considerations, statutory, regulatory and contractual prohibition and other limitations, and general economic conditions.

If our Board of Directors is permitted and elects to declare a dividend, the holders of shares of our Common Stock are entitled to such dividends as our Board of Directors, in its discretion, may declare out of assets lawfully available. However, the payment of dividends on our Common Stock would be subject to any prior rights of the holders of any preferred stock.

Preferred Stock

Pursuant to the articles of incorporation of the Company, we have authority to issue up to 5,000,000 shares of preferred stock, no par value per share. The articles of incorporation authorize our Board of Directors to, at any time and without shareholder approval, issue one or more new series of such preferred stock, with such terms as determined by our Board of Directors in accordance with the articles of incorporation. We do not have any series of preferred stock issued or outstanding.

Anti-Takeover Provisions

Except as described below, neither Arkansas law, nor the articles of incorporation of the Company contain any provisions that would operate to provide enhanced protection against business combinations.

Blank Check Preferred Stock. Our Board of Directors can at any time, under the articles of incorporation of the Company and without shareholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of us through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of us from acquiring enough voting shares to take control.

No Classification of the Board of Directors; Removal of Directors. The articles of incorporation of the Company provide that the Board of Directors will not be classified. That is, all directors are elected annually to serve for a term of one year. Additionally, directors may be removed with or without cause upon the affirmative vote of a majority of the voting power of the Company’s then outstanding capital stock entitled to vote generally in the election of directors.

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for us by Kutak Rock LLP.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2012 and 2011, and for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, have been audited by BKD, LLP, independent registered public accountants, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and/or copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms.  The SEC also maintains an Internet website, at http://www.sec.gov, that contains our filed reports, proxy and information statements and other information that we submit electronically to the SEC.  Additionally, we make these filings available, free of charge, on our website at http://www.ffbh.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC.  Except for those SEC filings incorporated by reference in this prospectus, none of the information contained on, or that may be accessed through, our website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus.

Additionally, you may contact the Selling Shareholder at the following address and telephone number:

Bear State Financial Holdings, LLC

900 S. Shackleford, Suite 215

Little Rock, Arkansas 72211

Attention: Richard N. Massey

(501) 320-4862

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus from the documents listed below that we have previously filed with the SEC (File No. 000-28312).  This means that we can disclose important information to you by referring you to another document without restating that information in this document.  Any information incorporated by reference into this prospectus is considered to be part of this prospectus unless it is superseded by a subsequently filed document prior to the date of this prospectus or by this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents, or information deemed to have been furnished and not filed in accordance with SEC rules):

●	Our Annual Report on Form 10-K for the year ended December 31, 2012, filed on March 8, 2013;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on May 3, 2013;

●	Our Current Reports on Form 8-K filed on January 16, 2013, March 28, 2013 and May 31, 2013;

●	The description of our Common Stock contained in our Form 8-A/A as filed with the SEC on August 22, 2011; and

●

Any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) under the Exchange Act (other than portions of the documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included in such Items, unless otherwise indicated therein), (1) after the date of the filing of this registration statement and before its effectiveness and (2) until all of the shares of Common Stock to which this prospectus and any prospectus supplement relate are sold or the offering is otherwise terminated.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus.  You may request a copy of these documents by writing to or telephoning us at the following address and telephone number:

First Federal Bancshares of Arkansas, Inc.

1401 Highway 62-65 North

P.O. Box 550

Harrison, Arkansas  72602

Attention: John T. Adams, Corporate Secretary

(870) 741-7641

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby (other than underwriting discounts and commissions), all of which are being paid by the Company. With the exception of the SEC registration fee, the amounts set forth below are estimates.

Type of Expense	Amount
SEC Registration Fee	$993
Accounting Fees and Expenses	$6,000
Legal Fees and Expenses	$25,000
Printing Expenses	$2,500
Miscellaneous Fees and Expenses	$2,500
Total	$36,993

ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by the corporation law of the State of Arkansas, the Company’s articles of incorporation provide that its directors will not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Arkansas Code Annotated Section 4-27-833, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any action, omission, transaction or breach of a director’s duty creating any third-party liability to any person or entity other than the corporation or its shareholders.

Section 4-27-850 of the Arkansas Code Annotated gives the Company the power, subject to certain conditions and limitations, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Article VII of the Company’s Bylaws provides coverage of indemnification and advancement of expenses to each person who is or was a director or officer of the Company or is or was a director or officer of the Company serving at the Company’s request as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or employee benefit plan, to the fullest extent permitted under Arkansas law.

The Company maintains insurance for the benefit of its directors and officers to insure these persons against certain liabilities, including liabilities under the securities laws.

ITEM 16.     EXHIBITS.

Exhibit No.	Description
4.1

Investment Agreement dated as of January 27, 2011, by and among First Federal Bancshares of Arkansas, Inc., First Federal Bank and Bear State Financial Holdings, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 28, 2011).

4.2

First Amendment to Investment Agreement, dated April 20, 2011, among First Federal Bancshares of Arkansas, Inc., First Federal Bank, and Bear State Financial Holdings, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report Form 8-K filed with the SEC on April 21, 2011).

5.1	Opinion of Kutak Rock LLP.

23.1	Consent of BKD LLP.

23.2	Consent of Kutak Rock LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of the Registration Statement).

ITEM 17.     UNDERTAKINGS.

(a)     The undersigned registrant hereby undertakes:

(i)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i)(A), (a)(i)(B) and (a)(i)(C) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15( d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(ii)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(iv)     That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser:

(A)     If the registrant is relying on Rule 430B:

(1)      Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(2)     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(B)     If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrison, State of Arkansas, on June 7, 2013.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

By:     /s/ W. Dabbs Cavin

          W. Dabbs Cavin

          Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint each of W. Dabbs Cavin, Christopher M. Wewers and John T. Adams, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacity to sign this registration statement (including all pre-effective and post-effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this registration statement by reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ W. Dabbs Cavin	Chief Executive Officer and Director	June 7, 2013
W. Dabbs Cavin	(principal executive officer)

/s/ Sherri R. Billings	Executive Vice President and Chief Financial Officer	June 7, 2013
Sherri R. Billings	and Accounting Officer (principal financial officer and principal accounting officer)

/s/ Richard N. Massey	Chairman of the Board of Directors	June 7, 2013
Richard N. Massey

/s/ K. Aaron Clark	Director	June 7, 2013
K. Aaron Clark

/s/ Frank Conner	Director	June 7, 2013
Frank Conner

/s/ Scott T. Ford	Director	June 7, 2013
Scott T. Ford

/s/ G. Brock Gearhart	Director	June 7, 2013
G. Brock Gearhart

/s/ John P. Hammerschmidt	Director	June 7, 2013
John P. Hammerschmidt

/s/ O. Fitzgerald Hill	Director	June 7, 2013
O. Fitzgerald Hill

/s/ Christopher M. Wewers	Director	June 7, 2013
Christopher M. Wewers

EXHIBIT INDEX

Exhibit No.	Description
4.1

Investment Agreement dated as of January 27, 2011, by and among First Federal Bancshares of Arkansas, Inc., First Federal Bank and Bear State Financial Holdings, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 28, 2011).

4.2

First Amendment to Investment Agreement, dated April 20, 2011, among First Federal Bancshares of Arkansas, Inc., First Federal Bank, and Bear State Financial Holdings, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report Form 8-K filed with the SEC on April 21, 2011).

5.1	Opinion of Kutak Rock LLP.

23.1	Consent of BKD LLP.

23.2	Consent of Kutak Rock LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of the Registration Statement).